UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2016 (July 28, 2016)

HealthWarehouse.com, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-13117	22-2413505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7107 Industrial Road
Florence, Kentucky	41042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 748-7001

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On July 28, 2016, HealthWarehouse.com, Inc. (the "Company") entered into an exchange agreement with Dellave Holdings, Inc. ("Dellave") (the "Exchange Agreement").  Pursuant to the Exchange Agreement, Dellave extinguished accounts payable from the Company held by Dellave in the amount of $698,594 in exchange for 2,253,528 shares of common stock of the Company.  The shares of common stock were valued based on the closing market price of $0.31 per share of common stock on July 27, 2016.

The transaction resulted in a significant improvement in the Company's balance sheet and financial health by reducing the Company's current liabilities and increasing the Company's stockholders' equity.  The Company has had discussions with other holders of the Company's liabilities from time to time about such holders also converting the amounts owed to them by the Company into shares of common stock.  While there can be no assurances that other holders of the Company's liabilities will agree to extinguish the amounts owed to them in exchange for shares of the Company's common stock, the Company intends to pursue such discussions as the Company believes that it is in the best interests of all stockholders of the Company to reduce the Company's liabilities in such manner.

The managing member of Dellave is Timothy E. Reilly, who is also the managing member of Melrose Capital Advisors, LLC, which is the Company's senior lender pursuant to a loan and security agreement.

On August 3, 2016, the Company issued a press release announcing the execution of the Exchange Agreement.  A copy of the Exchange Agreement and the Press Release are included as Exhibits 10.1 and 99.1, respectively, to this Current Report on Form 8-K and are incorporated by reference hereto.

Item 3.02.        Unregistered Sales of Equity Securities.

The issuance of the shares of common stock to Dellave, as described in Item 1.01 above, was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Item 9.01        Financial Statements and Exhibits

(d)        Exhibits

The following exhibit is included herewith.

Exhibit Number	Description

10.1	Exchange Agreement, dated July 28, 2016, by and between HealthWarehouse.com, Inc. and Dellave Holdings, Inc.

99.1	Press Release dated August 3, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTHWAREHOUSE.COM, INC.

Date: August 3, 2016	By:/s/ Lalit Dhadphale
Lalit Dhadphale
President and Chief Executive Officer